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                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                                                                                    Six months
                                             Nine months ended               Years ended              ended         Years ended
                                         ------------------------  -------------------------------- -----------  -----------------
                                         September 30, October 2,  January 1, January 2, January 3, December 28, June 30,  June 30,
Dollars in thousands                          2000        1999        2000      1999       1998        1996       1996       1995
----------------------------------------------------------------   ------------------------------   ------------------------------
Earnings
Income (loss) from continuing operations
before income taxes                         $ (2,249)   $ 67,520   $ 74,659   $ 83,520   $ 93,383   $     26   $ 87,479   $ 93,893

Interest expense and amortization of debt
expense (excluding capitalized interest)      37,666       4,333      7,486      7,026      6,866      4,330      9,403      5,452

Portion of rent expense under
long-term operating leases
representative of an interest factor             891       1,087      1,483      1,233      2,133      1,070      2,103      2,100

----------------------------------------------------------------   ------------------------------   ------------------------------
Total earnings                              $ 36,308    $ 72,940   $ 83,628   $ 91,779   $102,382   $  5,426   $ 98,985   $101,445
================================================================   ==============================   ==============================

Fixed charges
Interest expense and amortization of debt
expense (including capitalized interest)    $ 37,666    $  4,734   $  7,887   $  7,729   $  6,866   $  4,330   $  9,403   $  5,452

Portion of rent expense under
long-term operating leases
representative of an interest factor             891       1,087      1,483      1,233      2,133      1,070      2,103      2,100

----------------------------------------------------------------   ------------------------------   ------------------------------
Total fixed charges                         $ 38,557    $  5,821   $  9,370   $  8,962   $  8,999   $  5,400   $ 11,506   $  7,552
================================================================   ==============================   ==============================

Ratio of earnings to fixed charges               0.9        12.5        8.9       10.2       11.4        1.0        8.6       13.4

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